EXHIBIT 5.1

File No.:999999.900700

                                                               January 2, 2003

U.S. West Homes, Inc.
410 Broadway, 2nd Floor
Laguna Beach, CA 92651

Gentlemen:

         As special counsel for U.S. West Homes, Inc. (the "company"), we have examined its Articles of Incorporation and Bylaws, as amended, and such other corporate records, documents and proceedings, and such questions of law as we have deemed relevant for the purpose of this opinion. We have also, as such counsel, examined the registration statement of the Company on Form S-8 to be filed by the Company with the Securities and Exchange Commission on or about December 30, 2002 (the "Registration Statement") covering the registration under the Securities Act of 1933, as amended, an aggregate of up to 21,000,000 shares of common stock, $.001 par value (the "shares") to be issued pursuant to various agreements (the "agreements").

         Upon the basis of such examination, we are of the opinion that the Shares will be, when issued and sold in the manner referred to in the Agreements, duly and validly issued as fully paid and non-assessable securities of the Company.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                 Very truly yours,
                                                 /s/ Spectrum Law Group, LLP